ARCHER INVESTMENT SERIES TRUST

AMENDMENT TO THE CHIEF COMPLIANCE OFFICER SERVICES AGREEMENT

THIS AMENDMENT, effective as of December 1, 2019, dated the 8th day of October, 2020 to the Chief Compliance Officer Services Agreement, dated as of November 1, 2017 (the “Agreement”), is entered into by and between ARCHER INVESTMENT SERIES TRUST, an Ohio business trust (the “Trust”), and EMPIRICAL ADMINISTRATION, LLC, an Ohio limited liability company (“Empirical”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to modify the Exhibit A to the Agreement to add two new Funds; and

WHEREAS, the Agreement allows for an amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Exhibit A of the Agreement is hereby superseded and replaced with the Amended Exhibit A attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

ARCHER INVESTMENT SERIES TRUST

EMPIRICAL ADMINISTRATION, LLC

By: /s/ Troy C. Patton

By: /s/ Brandon M. Pokersnik

Name: Troy C. Patton

Name: Brandon M. Pokersnik

Title: President

Title: President

Exhibit A

Series of the Trust

The following Funds are covered under this Agreement:

1.

Archer Balanced Fund

2.

Archer Dividend Growth Fund

3.

Archer Income Fund

4.

Archer Stock Fund

5.

Archer Focus Fund

6.

Archer Multi Cap Fund

2